EXHIBIT 99.1

                              ASSIGNMENT AGREEMENT

                                     BETWEEN

                           CATHARTES HOLDINGS, L.L.C.

                                       AND

                                 ZYGO TERAOPTIX

                                 CONCERNING THE

                   ASSIGNMENT OF A PURCHASE AND SALE AGREEMENT

                                       FOR

                   20 WALKUP DRIVE, WESTBOROUGH, MASSACHUSETTS



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                              ASSIGNMENT AGREEMENT

     THIS ASSIGNMENT AGREEMENT (this "Agreement") is entered into as of the Effective Date (defined below) by and between Cathartes Holdings, L.L.C., having an office at 85 Devonshire Street, Boston, Massachusettes 02109 (the "Assignor"), and Zygo TeraOptix, having an office at 100 Kuniholm Drive, Holliston, Massachusetts 01746 (the "Assignee").

                                    RECITALS

     1. Assignor is party to that certain Purchase and Sale Agreement by and between Chart Inc. successor by merger to Process Systems International, Inc. ("CHART") and Assignor dated as of the Effective Date described therein (the "Purchase Agreement" attached hereto as Exhibit A) with respect to certain real property and the improvements thereon known as 20 Walkup Drive, Westborough, Massachusetts (as more particularly described in the Purchase Agreement, the "Property"); and

     2. Assignor desires to sell to Assignee, and Assignee desires to purchase from Assignor, all of Assignor's right title and interest in the Purchase Agreement, all on and subject to the terms and conditions set forth below.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

     SECTION 1.1 DEFINITIONS. For purposes of this Agreement, capitalized terms not otherwise defined herein have the meanings set forth below:

     "ASSIGNMENT PRICE" shall mean the purchase price for the Purchase Agreement as specified in SECTION 2.2.

     "ASSIGNOR REPRESENTATIONS" shall mean the representations and warranties of Assignor expressly set forth in SECTION 7.2.

     "BUSINESS DAY" shall mean any day of the week other than Saturday, Sunday, or a day on which banking institutions in Boston, Massachusetts are obligated or authorized by law or executive action to be closed to the transaction of normal banking business.

     "CHART" shall have the meaning set forth in Recital 1 above.


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     "CLOSING" shall mean the consummation of the purchase and sale of the
Property pursuant to the terms of the Purchase Agreement and this Agreement.

     "CONFIDENTIAL INFORMATION" shall mean (i) this agreement and the Purchase Agreement, (ii) all information that is confidential under the terms of the Purchase Agreement, and (iii) all other information concerning the Property as described in Section 4.1.

     "EFFECTIVE DATE" means the date underneath the signature of Assignor and Assignee on the signature page of this Agreement; provided, however, that if such dates are different, the latest of such dates shall be the Effective Date.

     "ESCROW AGENT" shall mean Hill & Barlow, a Professional Corporation.

     "HAZARDOUS MATERIALS" shall mean any substance that is or contains: (i) any "hazardous substance" as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) or any regulations promulgated thereunder; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. Seq.); (iv) oil, gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (vi) polychlorinated biphenyls; (vii) radon gas; and (viii) any additional substances or materials that are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgements, orders, and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including ambient air, surface water, ground water or land or soil).

     "PERSON" shall mean any individual, estate, trust, partnership, limited liability company, limited liability partnership, corporation, governmental agency or other legal entity and any unincorporated association.

     "PROPERTY" has the meaning set forth in Recital 1 above.

     "PURCHASE AGREEMENT" has the meaning set forth in Recital 1.

     "REASSIGNMENT" means the automatic revesting, upon the occurrence of the event giving rise to Reassignment, in Assignor of all right, title and interest in and to the Purchase Agreement hereby assigned and with the purchaser's rights under such Agreement preserved by Assignee substantially as they are on the date hereof, Assignee also agreeing promptly to execute, acknowledge and deliver instruments reasonably requested by Assignor confirming the foregoing; provided, however, that in the case of any Reassignment occurring under clauses (3) or (4) of Section 2.3, Assignee shall have and retain the sole and exclusive right to recover all deposits paid under the Purchase Agreement and to sue in its own name to recover the deposits (the parties agreeing to cooperate in the enforcement of their respective rights).

     "REPRESENTATIVES" means the Persons defined in Section 4.1.


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     "RESTRICTED PARTIES" shall mean the Assignee, its respective affiliates, and the employees, agents, officers, directors and direct and indirect owners of the Assignee, and their respective affiliates.


                                    ARTICLE 2

                            AGREEMENT: PURCHASE PRICE

     SECTION 2.1 AGREEMENT TO ASSIGN AND ASSUME. Subject to the terms and provisions hereof, Assignor assigns to Assignee all of the right, title and interest of Assignor in and to the Purchase Agreement, including all deposits and payments already made under the Purchase Agreement, with the power to enforce, in the Assignee's own name, any and all rights given to Assignor as purchaser thereunder or which may be deemed necessary to enforce the terms thereof, and Assignee assumes and agrees to perform the Purchase Agreement.

     SECTION 2.2. ASSIGNMENT PRICE. The assignment price for the Purchase Agreement ("Assignment Price") to be paid by Assignee is the sum of the following: (a) One Hundred Thousand Dollars ($100,000.00), paid to Assignor herewith reflecting the Deposit paid by Assignor under the Purchase Agreement which is hereby assigned to Assignee; (b) Two Hundred Thousand Dollars ($200,000.00), paid to the Escrow Agent herewith ("Assignment Deposit") and to be paid by the Escrow Agent as provided in Section 2.3; and (c) Nine Hundred and Sixty-One Thousand Dollars ($961,000.00) ("Purchase Deposit"), to be paid to the Escrow Agent five (5) Business Days prior to the Closing under the Purchase Agreement. At the Closing and payment in full of the Assignment Price to Assignor, Assignor shall be deemed to have assigned to Assignee all rights, if any, that Assignor has in any work product prepared by Assignor's surveyors, engineers, title companies and other consultants with respect to the Property. At or prior to the closing, the Assignor shall have paid all surveyors, engineers, title companies and other consultants for any and all work done with respect to the Property which was requested by the Assignor, even though the work was assigned to the Assignee. Assignor agrees to indemnify and hold harmless the Assignee from any and all claims by surveyors, engineers, title companies and other consultants hired by the Assignor to do work with respect to the Property.

     SECTION 2.3. PAYMENT OF DEPOSITS. The Assignment Deposit and the Purchase Deposit together with any interest earned thereon shall be held by the Escrow Agent pursuant to the Escrow Rider attached hereto as Exhibit B and shall be paid as follows: (1) at the Closing, upon recording of the deed for the Property conveying title under the Purchase Agreement, the Assignment Deposit and the Purchase Deposit shall be paid to the Assignor (as set forth in a writing signed by Assignee and Assignor); (2) Upon Assignee's Breach, Reassignment shall occur and the Assignment Deposit shall be paid to the Assignor and the Purchase Deposit, if received by the Escrow Agent, shall be paid to the Assignee (as set forth in a writing signed by Assignee and Assignor); (3) Upon Seller's Breach or upon Seller's refusal to proceed with the transaction due to the Assignment of the Purchase Agreement to the Assignee, Assignee shall give prompt written notice thereof to Assignor, and in such notice, it shall specify whether or not Assignee elects to pursue specific performance under the Purchase Agreement (and any failure to affirmatively so to elect to pursue specific performance, within five (5) days of the Assignee receiving notice of the Seller's breach or refusal to proceed, shall conclusively be deemed to be an election not to pursue specific performance). If Assignee elects (or is deemed to have elected) not to pursue specific performance, the Reassignment shall occur and the Assignment Deposit and, if then made, the Purchase Deposit shall be paid to Assignee (as set forth in a writing signed by Assignee and Assignor). If Assignee elects to pursue specific performance, then the Escrow Agent shall continue to hold the


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     Assignment Deposit, pending a final judgment in the action for specific performance; and, the Escrow Agent shall return the Purchase Deposit, if then made, to the Assignee (as set forth in a writing signed by Assignee and Assignor). If Assignee elects to pursue specific performance, it will do so diligently and it will not settle or otherwise compromise such matter without Assignor's approval unless payment is made to Assignor of all payments due it as though the Closing occurred. If, however, final judgment in such matter is entered, then (a) if the judgment is for specific performance, the Assignment Deposit and Purchase Deposit shall be paid to Assignor, upon satisfaction of the judgment, (b) if specific performance is not ordered nor are damages recovered, then the Assignment Deposit and any Purchase Deposit shall be paid to Assignee, and (c) if specific performance is not ordered but damages are recovered, they shall first be paid to the Assignee in an amount equal to the sum of the deposits paid to the Seller under the Purchase Agreement, the Assignment Deposit and the costs incurred by the Assignee in pursuing specific performance, including legal fees; the remainder of the damages shall be paid to the Assignee and Assignor in proportion to the actual damages suffered by each party; and (4) Should the Closing fail to occur on account of the failure to occur of any conditions precedent to Closing set forth in the Purchase Agreement, which failure is not due to an Assignee's Breach, Reassignment shall occur and the Assignment Deposit and, if then made, the Purchase Deposit shall be paid to Assignee (as set forth in a writing signed by both Assignor and Assignee). Notwithstanding anything to the contrary in the Escrow Rider, except in the sole instance of the Assignee's failure to make the Purchase Deposit when the same is due as provided in Sections 2.2 and 3.1, the Escrow Agent shall only pay such funds to the Assignor or the Assignee respectively upon the written instructions of the other, each agreeing reasonably to give such instructions in accordance with the provisions of this Agreement. Nothing herein shall affect the Escrow Agent's right to pay such funds into court or as otherwise jointly instructed in writing by the Assignor and Assignee. "Assignee's Breach" means a material failure by Assignee to perform under the Purchase Agreement, and, in addition, shall include a failure to pay the Two Hundred Thousand Dollar ($200,000) deposit due under the Purchase Agreement at the end of the Study Period even though such failure may not be a material failure to perform under the Purchase Agreement. "Seller's Breach" means a material failure by CHART to perform under the Purchase Agreement.


                                    ARTICLE 3

     SECTION 3.1. Should Assignee fail to make the Purchase Deposit when the same is due under Section 2.2, then notwithstanding anything herein to the contrary and without limiting Assignor's other rights and remedies, (1) a Reassignment shall occur, and (2) the Assignment Deposit shall belong and be paid over to Assignor by the Escrow Agent as liquidated damages, and these shall be the Assignor's sole and exclusive remedies at law and in equity for any breach by Assignee.


                                    ARTICLE 4

     SECTION 4.1. CONFIDENTIALITY. Assignee will treat with the strictest possible confidentiality information that Assignor or its members, officers, employees or representatives, including, but not limited to, its attorneys and investment advisors (members, officers, employees and representatives of either party being referred to herein as the "Representatives") furnish to Assignee, whether furnished before of after the date of this Agreement (such information being collectively referred to also as "Confidential Information") The term "Confidential Information" shall not include information which


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(a) becomes generally available to the public other than as a result of a disclosure by Assignee or its Representatives in violation of this letter agreement or (b) is affirmatively shown to have been in the possession of Assignee on a non-confidential and proper basis prior to its dealings with Assignor.

     Assignee agrees that the Confidential Information shall be used by it solely for the purpose of performing under the Purchase Agreement or in connection with any other activities of Assignee or its affiliates; provided, however, that (a) Assignee may make any disclosure of such Confidential Information as required by law and after prompt notice to Assignor of such requirement affording Assignor the opportunity to contest the requirement and
(b) any of the Confidential Information may be disclosed to Assignee's Representatives, who (i) need to know such information for the purpose of assisting Assignee in connection with performing under the Purchase Agreement
(ii) shall have been informed by Assignee of the confidential nature of the Confidential Information, and (iii) shall have been directed to treat the Confidential Information confidentially, to use it only for the purpose described above, and to comply with the redelivery and destruction obligations set forth below. Assignee agrees not to make any disclosure or transmission to any Representative who will not act in accordance with the terms of this Agreement and be bound hereby. In connection with the use of Confidential Information by any broker, investment advisor or financial advisor, Assignee shall obtain, prior to Assignee's disclosure of the Confidential Information to it, such person's written agreement to the terms and conditions hereof, and Assignee shall deliver same to Assignor. Notwithstanding the foregoing, however, Assignee shall be responsible for any improper use of the Confidential Information by any of its Representatives. Upon any termination of this Agreement all Confidential Information shall be returned to Assignor.

     The provisions of this Section terminate upon the Closing but shall survive the termination of this Agreement.

     SECTION 4.2. COOPERATION. Prior to the Closing, Assignor shall cooperate as reasonably requested by Assignee in connection with Assignee's performance of the Purchase Agreement, provided that such cooperation shall be at no material expense or liability to Assignor. Assignee shall perform all such activities in accordance with the Purchase Agreement. Assignee shall indemnify, hold harmless and defend the Assignor and its Representatives against all loss, liability, claims, costs (including reasonable attorneys' fees), liens and damages resulting from or relating to any negligent or wrongful act of Assignee or any of its Representatives. The provisions of this Section shall survive the Closing or termination of this Agreement.

     SECTION 4.3. CERTAIN INFORMATION. Assignor has provided or made available to Assignee copies of certain information. Assignee understands and acknowledges that such information and any other information provided or made available to Assignee are without any representation or warranty, express or implied, as to the completeness or accuracy of the facts, presumptions, conclusions or other matters contained therein. Assignee has been expressly advised by Assignor to conduct an independent investigation and inspection of the Property utilizing experts as Assignee deems to be necessary for an independent assessment of all liability and risk with respect to the Property. Assignee acknowledges that it shall rely only on the Assignor Representations and upon Assignee's own investigations and inquiries with respect to all such liability and risk.


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                                    ARTICLE 5

                                NON-CIRCUMVENTION

     SECTION 5.1 NON-CIRCUMVENTION: Assignee, on its own behalf and on behalf of all other Restricted Parties, covenants and agrees as follows: (i) for a period of five (5) years from the Effective Date, neither Assignee nor any other Restricted Party shall acquire or enter into any negotiations or agreement (other than through and under this Agreement) to acquire any interest, directly or indirectly, as owner, partner, tenant, ground lessee or ground lessor or as tenant under a master lease, option holder, through stock or other equity interest, investment of capital, lending of money or property, rendering of services, or otherwise, in connection the Property, unless and until Assignee has paid Assignor an amount equal to the Assignment Price, and (ii) were Assignee, or any other Restricted Party to breach this covenant, the damage to Assignor would be irreparable, Assignor's remedies at law would be inadequate and, in addition to its remedies under this Agreement and at law, Assignor shall be entitled to obtain (and neither Assignee, nor any other Restricted Party shall oppose) equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or other appropriate equitable remedies, without having to post bond. Assignee further agrees that its breach of this covenant shall be a breach of M.G.L. c.93 and shall entitle Assignor to all damages and recoveries thereunder, to damages measured by the profits received by others with respect to the Property and to any other damages, including punitive damages, to which it may be entitled by law. The provisions of this Article 5 shall survive the Closing or termination of this Agreement.


                                    ARTICLE 6

                                   PRE-CLOSING

     SECTION 6.1 NO CHANGE TO PURCHASE AGREEMENT WITHOUT CONSENT. Without the prior written consent of Assignor, Assignee shall not (1) amend or terminate the Purchase Agreement, (2) intentionally waive any material obligations of Seller under the Purchase Agreement, or (3) grant any consent under the Purchase Agreement. Assignee promptly shall provide Assignor with complete copies of any notice of default or other material correspondence received by Assignee or its Representatives from CHART or sent to CHART in connection with the Purchase Agreement or the Property. When seeking any consent from Assignor under this section, Assignee shall provide Assignor with a notice that sets forth the proposed action in reasonable detail and prominently states that such requested consent shall be deemed given unless disapproved with five Business Days; and, if Assignor does not notify Assignee in writing of its disapproval within five
(5) Business Days of receipt of such notice, Assignor shall be deemed to have approved the action described in such notice. If Assignor disapproves such request, then Assignor's written notice shall specify the reasons for such disapproval.


                                    ARTICLE 7

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

     SECTION 7.1. ASSIGNEE'S REPRESENTATIONS: Assignee warrants to Assignor as of the date hereof and, if applicable, as of the Closing, as follows:


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     (a) EXPERIENCED ASSIGNEE. Assignee acknowledges that it is an experienced and sophisticated owner of commercial real estate such as the Property and that it has been given a full and complete opportunity to conduct such investigations, examinations, inspections and analyses of the Property and Purchase Agreement as Assignee, in its absolute discretion, has deemed appropriate. Assignee further acknowledges that, except for Assignor Representations, Assignee has not relied upon any statements, representations or warranties by Assignor or any agent of Assignor;

     (b) AS-IS SALE. Assignee agrees that the Assignment of the Purchase Agreement and Property subject thereto is being made strictly on an "as is, where is, with all faults" basis, with no right of set-off or reduction in the Purchase Price, and that, except for the Assignor Representations, such sale shall be without representation or warranty of any kind, express or implied, including any warranty of income potential, operating expenses, uses, merchantability or fitness for a particular purpose of the Property, and Assignor does hereby disclaim and renounce any such representation or warranty. Assignee specifically acknowledges Assignee is not relying on any representations or warranties of any kind whatsoever, express or implied, from Assignor, or any broker or other agents as to any matters concerning the Purchase Agreement or Property including: (1) the condition or safety of the Property or any improvements thereon, including plumbing, sewer, heating and electrical systems, roofing, air conditioning, if any, foundations, soils and geology, lot size, or suitability of the Property or its improvements for a particular purpose; (2) whether the appliances, if any, plumbing or utilities are in working order; (3) the habitability or suitability for occupancy of any structure and the quality of its construction; (4) the fitness of any personal property; (5) whether the improvements are structurally sound, in good condition, or in compliance with applicable city, county, state of federal statutes, codes or ordinances; (6) the condition of title to the Property; (7) the profitability or losses or expenses relating to the Property; (8) the legal or tax consequences of this agreement or the transactions contemplated hereby;
(9) the possible presence of Hazardous Materials in, under or near the Property;
(10) the value of the Property or the Purchase Agreement; or (11) the profitability or losses or expenses relating to the Property or the Purchase Agreement. Assignee understand the legal significance of the foregoing provisions and acknowledges that they are a material inducement to Assignor's willingness to enter into this agreement;

     (c) ORGANIZATION. Assignee is a corporation duly formed, validly existing and in good standing under the laws of Delaware. This Agreement constitutes the valid and legally binding obligation of Assignee, enforceable against Assignee in accordance with its terms;

     (d) NO ADVERSE PROCEEDINGS. There are no actions, suits or proceedings pending or, to the knowledge of Assignee, threatened against or affecting Assignee that, if determined adversely to Assignee, would adversely affect its ability to perform its obligations hereunder;

     (e) NO CONFLICTS. Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default order under (1) the charter documents or by-laws of Assignee, (2) to the best of Assignee's knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Assignee is a party or by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument;

     (f) AUTHORIZATION. No authorization, consent, approval of any governmental authority (including courts) is required for the execution and delivery by Assignee of this Agreement or the performance of its obligations hereunder;


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     SECTION 7.2. ASSIGNOR'S REPRESENTATIONS. Assignor warrants and represents to Assignee as follows as of the date hereof and, if applicable, as of the Closing, as follows:

     (a) REPRESENTATIONS CONCERNING ASSIGNOR

     (i) ORGANIZATION. Assignor is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. This Agreement constitutes the valid and legally binding obligation of Assignor, enforceable against Assignor in accordance with its terms;

     (ii) NO ADVERSE PROCEEDINGS. There are no actions, suits or proceedings pending or, to the knowledge of Assignor, threatened, against or affecting Assignor that, if determined adversely to Assignor, would adversely affect its ability to perform its obligations hereunder;

     (iii) AUTHORIZATION. Assignor has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement;

     (iv) NO CONFLICTS. Neither the execution, delivery or performance of this agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under
(1) the charter documents or by-laws of Assignor, (2) to the best of Assignor's knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Assignor is a party or by which it is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument; and

     (v) APPROVALS. No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Assignor of this Agreement or the performance of its obligations hereunder;

     (b) REPRESENTATIONS AND WARRANTIES CONCERNING THE PURCHASE AGREEMENT

     (i) TRUE COPY: ENTIRE AGREEMENT. A true, correct and complete copy of the Purchase Agreement, including all amendments is attached hereto as Exhibit A;

     (ii) FULL FORCE AND EFFECT. Assignor warrants that the Purchase Agreement is in full force and effect, as of the date hereof;

     (iii) NO PRIOR ASSIGNMENT. As of the date hereof, Assignor has not assigned its interest in and to the Purchase Agreement and owns such interest free and clear of all liens and encumbrances, and the Assignor agrees not to take any action with respect to the Purchase Agreement inconsistent with this Assignment, including without limitation purporting to alter or modify the terms of the Purchase Agreement; and

     (iv) ABSENCE OF DEFAULTS. Assignor is not in default under the Purchase Agreement and Assignor has not received any notice of any default under the Purchase Agreement. The Assignor warrants, to the best of Assignor's knowledge, Seller is not in default under the Purchase


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Agreement, and Assignor has not sent any notices to Seller indicating that the
Seller is in default under the Purchase Agreement.

         The provisions of Section shall survive the Closing or termination of this Agreement.


                       (ARTICLE 8 IS DELIBERATELY OMITTED)


                                    ARTICLE 9

                                   COMMISSIONS

     SECTION 9.1 COMMISSIONS. Assignor and Assignee represent and warrant to each other that no brokerage fee or real estate commission is or shall be due or owing in connection with this Agreement, except for amounts, if any, due to (a) CB/Ellis, and (2) R.W. Holmes, which will both be paid for by Assignor, and Assignor and Assignee hereby indemnify and hold the other harmless from any and all claims of any other broker or agent on action or alleged action of the indemnifying party. The provisions of this paragraph shall survive the Closing or termination of this Agreement.


                                   ARTICLE 10

                             TERMINATION AND DEFAULT

     SECTION 10.1 TERMINATION WITHOUT DEFAULT. If the Closing of the Purchase Agreement is not consummated and the Purchase Agreement terminates because of the failure of any condition precedent to Assignee's obligations expressly set forth in the Purchase Agreement (not the result of any Seller's Breach), and provided that Assignee has performed or tendered performance of all of its material obligations under the Purchase Agreement, the Assignment Deposit and Purchase Deposit shall promptly be returned to Assignee (and Assignor and Assignee shall so instruct the Escrow Agent).

     SECTION 10.2 ASSIGNEE'S DEFAULT. If the sale of the Purchase Agreement as contemplated hereby is not consummated because of Assignee's Breach or if Assignee fails to make the Purchase Deposit when and as required hereunder, then: (a) there shall be a Reassignment; (b) the Assignment Deposit shall be retained by Assignor as liquidated damages, and this shall be Assignor's sole and exclusive remedy therefor at law or in equity; (c) if the Purchase Deposit has been paid to the Escrow Agent, it shall be returned to the Assignee; and (d) except for those obligations which expressly survive termination of this Agreement, Assignor and Assignee shall have no further obligations to each other. ASSIGNEE AND ASSIGNOR ACKNOWLEDGE THAT THE DAMAGES TO ASSIGNOR IN THE EVENT OF AN ASSIGNEE'S BREACH OR A BREACH OF THIS AGREEMENT BY ASSIGNEE WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF SUCH DEPOSITS REPRESENTS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES THAT WOULD BE SUFFERED BY ASSIGNOR IF THE TRANSACTION SHOULD FAIL TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT AND UNDER THE CIRCUMSTANCES THAT ASSIGNOR AND ASSIGNEE REASONABLY ANTICIPATE WOULD EXIST AT THE TIME OF SUCH BREACH.

     SECTION 10.3 BREACH OF REPRESENTATIONS. Assignor and Assignee agree, except in the case of willful and intentional fraud or willful and intentional misrepresentation that, following the Closing, each shall be liable for the direct, but not consequential or punitive, damages resulting from any material


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breach of its representations and warranties expressly set forth in Article 7 hereof; provided, however, that (i) the total liability of Assignor for all such breaches and any matters relating thereto shall not, in the aggregate, exceed Two Hundred Thousand Dollars ($500,000.00); (ii) the total liability of Assignee for all such breaches and any matters relating thereto shall not, in the aggregate, exceed Two Hundred Thousand Dollars ($200,000.00); (iii) such representations and warranties are personal to Assignor and Assignee and may not be assigned to or enforced by any other Person; and (iv) the representations and warranties of Assignor set forth in this Agreement herewith shall survive the Closing for a period of one hundred eighty (180) days, and no action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced within that time. Notwithstanding the foregoing, Assignor shall have no liability for any such breach: (a) regarding which Assignee or its Representatives had actual knowledge prior to Closing; or
(b) that was disclosed in this Agreement, the Purchase Agreement or other written information furnished in writing to Assignee. Assignee and Assignor further agree that no claim may or shall be made for any alleged breach of any representations or warranties made by Assignor or Assignee under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds $50,000 (at which point, subject to the above provisions, Assignor and Assignee shall be liable for all such damages caused thereby relating back to the first dollar of loss).


                                   ARTICLE 11

                                  MISCELLANEOUS

     SECTION 11.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supercedes all prior discussions, understandings or agreements between the parties. All Exhibits attached hereto are a part of this Agreement and are incorporated herein by reference.

     SECTION 11.2 BINDING ON SUCCESSORS AND ASSIGNS. Subject to section 11.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     SECTION 11.3 NON-ASSIGNMENT BY ASSIGNEE. Assignee shall not directly or indirectly assign this Agreement or any of its rights hereunder without the prior written consent of Assignor except as follows: upon prior written notice to Assignor, Assignee may designate a wholly owned subsidiary of Assignee or an affiliate of Assignee commonly owned and controlled by the same person(s) who own and control Assignee, to take title under the Purchase Agreement, provided that such designee agrees in writing with Assignor (in form reasonably satisfactory to Assignor) to be jointly, severally and directly liable to Assignor under this Agreement along with Assignee, who shall constitute to be jointly, severally and directly liable to Assignor hereunder. Any attempted assignment in violation hereof shall, at the election of Assignor, be of no force or effect and shall constitute a default by Assignee. The Assignor hereby consents to and acknowledges that ZTO Property Holdings, LLC will be taking title to the Property.

     SECTION 11.4 WAIVER. The excuse of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Assignor or Assignee of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

     SECTION 11.5 GOVERNING LAW

     This Agreement shall be construed and the rights and obligations of Assignor and Assignee hereunder determined in accordance with the internal laws of The Commonwealth of Massachusetts without regard to the principles of choice of law or conflicts of law.

     SECTION 11.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. A facsimile signature to this Agreement shall be sufficient to prove the execution hereby by any Person.

     SECTION 11.7 NOTICES. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by:
(i) by United States Postal Service, certified mail, return receipt requested,
(ii) by any nationally known overnight delivery service for next day delivery or
(iii) delivered in person. All notices shall be deemed to have been given upon receipt. All notices shall be addressed to the parties at the addresses below:

     To Assignor:                   Cathartes Holdings, L.L.C.
                                    85 Devonshire Street
                                    Boston, Massachusetts  02109
                                    Attn:  Mr. David DePree

     And with a copy to:            Hill & Barlow
                                    One International Place
                                    Boston, Massachusetts  02110
                                    Attn:  Daniel A. Taylor, Esq. and
                                    John L. Sullivan, Esq.

     To Assignee:                   Zygo TeraOptix
                                    100 Kuniholm Drive
                                    Holliston, MA  01746
                                    Attn:  John Berg

     With a copy to:                LeClair & LeClair, P.C.
                                    24 Lexington Street
                                    Waltham, Massachusetts  02452
                                    Attn:  L. Richard LeClaire, III


     Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this section. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

     SECTION 11.8 ATTORNEYS' FEES. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys' fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party's major arguments or position prevailed.

     SECTION 11.9 TIME PERIODS. Any reference in this Agreement to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years, as applicable. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

     SECTION 11.10 MODIFICATION OF AGREEMENT. No modification of this Agreement shall be deemed effective unless in writing and signed by both Assignor and Assignee.

     SECTION 11.11 FURTHER INSTRUMENTS. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and that are consistent with the provisions of this Agreement.

     SECTION 11.12 DESCRIPTIVE HEADINGS; WORD MEANING. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as "herein", "hereinafter", "hereof" and "hereunder" when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word "including" shall not be restrictive and shall be interpreted as if followed by the words "without limitation."

     SECTION 11.13 TIME OF THE ESSENCE. Time is of the essence of this Agreement and all covenants and deadlines hereunder. Without limiting the foregoing, Assignee and Assignor hereby confirm their intention and agreement that time shall be of the essence of each and every provision of this Agreement, notwithstanding any subsequent modification or extension of any date or time period that is provided for under this Agreement. The agreement of Assignee and Assignor that time is of the essence of each and every provision of this Agreement shall not be waived or modified by any conduct of the parties, and the agreement of Assignee and Assignor that time is of the essence of each and every provision of this Agreement may only be modified or waived by the express written agreement of Assignee and Assignor that time shall not be of the essence with respect to a particular date or time period, or any modification or extension thereof, that is provided under this Agreement.

     SECTION 11.14 CONSTRUCTION OF AGREEMENT. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Assignee and Assignor have contributed substantially and materially to the preparation of this Agreement.

     SECTION 11.15 LIMITATIONS ON LIABILITY. Notwithstanding anything to the contrary in this Agreement, and subject to any additional limitations on Assignor's liability set forth elsewhere in this Agreement, Assignor's liability hereunder shall be limited to its interest in the Purchase Agreement, in no event shall any member, manager, owner, officer, director or agent of Assignor or Assignee have any personal liability hereunder or otherwise except for willful and intentional fraud or willful and intentional misrepresentation.

     SECTION 11.16 SEVERABILITY. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If, however, any provision in this Agreement is found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

     SECTION 11.17 NO IMPLIED AGREEMENT. Neither Assignor nor Assignee shall have any obligations in connection with the transaction contemplated by this Agreement unless both Assignor and Assignee, each acting in its sole discretion, elects to execute and deliver this Agreement to the other party. No correspondence, course of dealing or submission of drafts or final versions of this Agreement between Assignor and Assignee shall be deemed to create any binding obligations in connection with the transaction contemplated hereby, and no contract or obligation on the part of Assignor or Assignee shall arise unless and until this Agreement is fully executed by both Assignor and Assignee. Once executed and delivered by Assignor and Assignee, this Agreement shall be binding upon them notwithstanding the failure of Escrow Agent or any broker or other Person to execute this Agreement.

     SECTION 11.18 NOTICE TO SELLER. At Assignee's request, Assignor is herewith giving the notice attached as Exhibit C to Chart under the Purchase Agreement.


     (The balance of this page has been intentionally left blank. Signature pages follow.)

     IN WITNESS WHEREOF, Assignor and Assignee hereto executed this Agreement as of the date first written above.


                                          Assignor:


                                          CATHARTES HOLDINGS, L.L.C.


                                          By: /s/ RUBEN P. MORENO
                                              -------------------------------
                                              Name:  Ruben P. Moreno
                                              Title: Manager
                                              Date:  October 27, 2000




                                          Assignee:


                                          ZYGO TERAOPTIX


                                          By: /s/ JOHN S. BERG
                                              -------------------------------
                                              Name:  John S. Berg
                                              Title: President
                                              Date:  October 27, 2000



The Escrow Provisions of this Agreement are Agreed to:


Hill & Barlow


By: /s/ JOHN L. SULLIVAN
    ------------------------------
    Name:  John L. Sullivan
    Title: Attorney
    Date:  October 27, 2000